Exhibit 14.1

LEGACY EDUCATION ALLIANCE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective as of November 10, 2014

TABLE OF CONTENTS

I.	Introduction		1

II.	Conflicts of Interest		1

	a.	Business Dealings	1
	b.	Financial Interest, Family Members and Close Personal Relationships	2
	c.	Gifts, Entertainment and Inducements	2
	d.	Outside Activities and Corporate Opportunities	3
	e.	Consultants and Agents	4
	f.	Loans and Other Financial Transactions	4

III.	Fair Dealing		4

IV.	Protection and Proper Use of Company Assets		4

V.	Compliance with Laws, Rules, Regulations and Policies		5

	a.	Accounting and Auditing Matters	5
	b.	Accuracy of Public Reporting	5
	c.	Accuracy of Books and Records	5
	d.	Record Retention	6
	e.	Anti-Corruption	6
	f.	Prohibition on Insider Trading	6
	g.	Confidential Information	7

VI.	Ethical and Respectful Workplace		8

	a.	Equal Employment Opportunity	8
	b.	Non-Discrimination Policy	8
	c.	Anti-Harassment Policy	8
	d.	Retaliation	9
	e.	Reporting an Incident of Harassment, Discrimination or Retaliation	9

VII.	Interacting with Government		9

	a.	Prohibition on Gifts to Government Officials and Employees	9
	b.	Political Contributions and Activities	9
	c.	Lobbying Activities	10
	d.	Bribery of Foreign Officials	10

VIII.	Reporting Concerns		10

IX.	Violations of this Code		11

X.	Waivers of this Code		11

XI.	Amendments and Modifications		11

I.	Introduction

This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Legacy Education Alliance, Inc. (“Company”) to ensure that all directors, officers and employees of the Company (each an “Employee”, and collectively, the “Employees”) maintain the highest standards of business conduct in every aspect of their dealings with each other, customers, suppliers, stockholders and government authorities. This Code, along with the policies and other codes referred to in this Code, sets forth the standards and procedures by which all Employees must conduct themselves to avoid improper behavior and to help foster a culture of honesty, integrity and sound judgment. All Employees must comply with the standards and procedures of this Code and with all other Company policies and procedures applicable to such Employees.

II.	Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of the Company. A conflict of interest may arise when an Employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an Employee or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons may raise a situation that is a conflict of interest.

Business decisions and actions must be based on the proper discharge of the obligations of an Employee to the Company and its stockholders. Employees may not have outside interests that conflict with the best interests of the Company. Employees are expected to act solely for the benefit of the Company and must not be influenced by a personal interest that may result from other individual or business concerns.

Conflicts of interest are, generally, to be avoided or, if there is a transaction that presents a conflict of interest, including an investment in the Company, then such conflict of interest or related party transaction, must be disclosed to the Chief Executive Officer, the General Counsel, or a member of the Audit Committee or the Board at the earliest opportunity. Employees who have any uncertainty on whether certain actions or relationships present a conflict of interest, must contact their supervisor, the Chief Executive Officer, the General Counsel or a member of the Audit Committee or the Board for guidance.

a.	Business Dealings

Employees should deal with all persons doing business with the Company in a completely fair and objective manner, without favor or preference based upon personal financial considerations. Employees should avoid any activities, interests or associations that impair his or her ability to perform work for the Company objectively and effectively, or that give the appearance of interfering with his or her responsibilities on behalf of the Company.

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b.	Financial Interest, Family Members and Close Personal Relationships

In general, without prior approval from the Chief Executive Officer or the General Counsel, an Employee may not act on behalf of the Company in any transaction or business relationship involving the Employee, members of the Employee’s family, or other persons or organizations with which the Employee or the family member has any significant personal connection or financial interest.

Negotiating with the Company on behalf of others with whom the Employee or the Employee’s family member has a significant connection should be avoided if there is a risk that the Employee’s involvement would be perceived as self-dealing.

Employees must immediately disclose any financial interest or personal connection they or their family may have with an outside party with which the Company does business, is considering doing business or competes. A conflict of interest may exist when an Employee or a member of his or her family, directly or indirectly, owns a significant financial interest (ownership or otherwise) in an entity which is a competitor of the Company or has current or prospective business with the Company as a supplier, contractor, or other collaborator. A “significant financial interest” means (1) ownership of greater than 5% of the equity of a supplier, contractor, or collaborator or (2) an investment in a supplier, contractor, or collaborator that represents more than 5% of the total assets of the Employee.

c.	Gifts, Entertainment and Inducements

Appropriate business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. However, under certain circumstances, gifts, entertainment, favors, benefits and job offers may be, or appear to be, attempts to “purchase” favorable treatment. Accepting or offering such inducements could raise doubts about an Employee’s ability to make independent business judgments in the Company’s best interests.

The acceptance or giving of gifts or excessive entertainment from individuals who have business dealing or prospective dealings with the Company must not constitute a conflict of interest or create the appearance of impropriety. Before accepting gifts, all Employees must be satisfied that the gift or entertainment is not intended to influence their judgment or performance of duties.

For the purposes of this Code, the term “gift” includes anything of value for which the Employee is not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations. Gifts given by others to members of the Employee’s family, to those with whom the Employee has a close personal relationship and to charities designated by the Employee, are considered to be gifts to such Employee for purposes of this Code.

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Employees are expected to make decisions about the use or purchase of materials, equipment, consultants, advice, property, and supplies with the intent of receiving the best value for the Company. Such decisions should consider total cost, competitiveness, quality, and service in addition to other factors relevant to the Company’s business.

Each Employee must use good judgment to ensure there is no violation of these principles. Any question or uncertainty about whether any gifts, entertainment or other type of inducements are appropriate should be addressed to the Employee’s supervisor, the Chief Executive Officer, or the General Counsel.

d.	Outside Activities and Corporate Opportunities

Employees are prohibited from diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless such opportunity has first been presented to the Company. Employees may not use the Company’s property or information or his or her position for improper personal gain or to compete with the Company.

Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the Employee takes away from the Company opportunities for investment, services or interests. If an Employee is presented with an investment opportunity in his or her capacity as a representative of the Company, the Employee may take advantage of the opportunity only if the investment is approved in writing by the Chief Executive Officer or the General Counsel.

An Employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to a potential conflict of interest or insider trading concerns and may otherwise interfere with the Employee’s duties to the Company. An Employee is prohibited from serving as a director or trustee of any public or private unaffiliated company (other than personal trusts and not-for-profit organizations that do not sponsor research that competes with the Company), unless the service (1) would be in the interests of the Company and (2) has been approved in writing by the Chief Executive Officer or the General Counsel. It is the duty of every Employee to ensure that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are not otherwise inconsistent with employment by the Company. Any Employee serving on the board of an unaffiliated company may be required to resign from that company at any time if the Company determines that the Employee’s continued service on such board may no longer be in the best interests of the Company. Employees should be cautious with respect to outside business interests that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment.

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The Company discourages Employees from committing to secondary employment, particularly if it poses any conflict in meeting the Employee’s ability to satisfactorily meet all job requirements and business needs, unless such arrangement has been discussed with and approved by the Chief Executive Officer or the General Counsel. New Employees with existing relationships are required to ensure that their affiliations conform to these restrictions, and must obtain the requisite approvals.

e.	Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or entity to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exists between the Company and the person or entity to be retained. Employees must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with consultants or agents should be in writing and should be approved by the Chief Executive Officer or the General Counsel.

f.	Loans and Other Financial Transactions

Without the prior approval of the Chief Executive Officer or the General Counsel, no Employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a supplier, contractor, collaborator or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions or investments or loans by funds or other investment vehicles that are managed by an entity that is not a competitor of the Company.

III.	Fair Dealing

Each Employee should endeavor to deal fairly with the Company’s suppliers, contractors, collaborators, competitors and other Employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

IV.	Protection and Proper Use of Company Assets

Employees have a duty to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Employees should take measures to prevent damage to and theft or misuse of Company property. When Employees leave the Company, all Company property must be returned to the Company. Except as specifically authorized, Company assets, including Company time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only.

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V.	Compliance with Laws, Rules, Regulations and Policies

Employees are required to comply with the laws, rules and regulations governing the Company’s business around the world, and with the related policies the Company has adopted. Individuals should be knowledgeable about specific laws, rules, regulations and policies that apply to their areas of responsibility. Questions and concerns about legal compliance and any information about a suspected or actual violation of any applicable law, rule or regulation should be reported immediately to the Employee’s supervisor, the Chief Executive Officer, or the General Counsel. Certain matters with broad applicability are summarized below.

a.	Accounting and Auditing Matters

Employees, as well as persons acting under their direction, are prohibited from taking any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

Employees whose responsibilities include accounting, internal accounting controls and auditing matters should be familiar with the laws, regulations, ethical standards and internal procedures (including disclosure controls and procedures and internal control over financial reporting) applicable to the Company’s accounting and auditing process. These Employees must fulfill their accounting and auditing responsibilities in conformance with such laws, regulations, standards and procedures.

b.	Accuracy of Public Reporting

Information provided to third parties (including stockholders and regulators) about the Company, whether in formal filings or otherwise, must be complete, accurate, timely and understandable. Inaccurate, incomplete or misleading public reporting could cause severe damage to the Company’s reputation and to its stockholders, and could result in civil and criminal penalties to the Company, the Employee involved or both.

c.	Accuracy of Books and Records

Maintaining accurate books and records is the first step in ensuring that the Company’s financial statements are prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

Employees must not create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents. No Employee may make false or misleading entries in any of the Company’s books and records.

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Each Employee is responsible to ensure the accuracy and completeness of any business information, data, reports and records under his or her control. All financial books, records and accounts must accurately reflect transactions and events, and Employees must record all of the Company’s activities in compliance with applicable laws and accounting standards.

d.	Record Retention

Properly maintaining and retaining Company records is a critical part of the Company’s compliance obligations. Employees are responsible for ensuring that business records are properly maintained and retained in accordance with applicable laws and regulations. Employees should familiarize themselves with these laws and regulations.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an Employee has reason to believe that a violation of the law has been committed or that a government criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Chief Executive Officer or the General Counsel.

e.	Anti-Corruption

No one acting on behalf of the Company may use kickbacks, bribes or other corrupt practices in conducting the Company’s business. The Company prohibits bribes to or kickbacks from anyone, anywhere in the world, for any reason. Employees must not engage in soliciting, receiving, or accepting, directly or indirectly, any bribe, kickback or other payment or benefit from any employee or agent of any current or prospective vendor, supplier, guest, landlord, lessee, competitor, or other person or entity in any matter related to the Company. Any Employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes giving any item of value with the intent to improperly obtain favorable treatment.

f.	Prohibition on Insider Trading

Employees from time to time will possess material non-public information (often referred to as “inside” information) about the Company, an entity with which the Company conducts business, or an entity in which the Company may invest. Employees (1) must maintain the confidentiality of such information, (2) must not buy, sell or recommend securities of any of the companies in question and (3) must not give this information to another person (often referred to as “tipping”). Information is usually considered material if a reasonable investor would consider this information important in reaching an investment decision.

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The Company has adopted the Insider Trading Policy to further explain how to comply with the rules that relate to insider trading. All Employees are required to be familiar with the Insider Trading Policy and to abide by it.

g.	Confidential Information

Protecting the confidentiality of the confidential information to which the Company has access is critical to the Company’s relationships its ability to compete in the marketplace. Numerous laws and regulations prohibit or otherwise regulate the disclosure of various types of confidential information about third parties. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, if disclosed. Employees may have access to proprietary information of the Company in the course of their relationships with the Company, including information about the Company’s financial condition or results, business strategies, products and services or other Employees.

In order to ensure the proper treatment of confidential information, Employees may not disclose or misuse confidential information of third parties or the Company’s confidential proprietary information to which they gain access through their relationships with the Company, except when authorized by the Company or the person to whom the information belongs, or when disclosure is required by law. The obligation continues even after Employees leave the Company. In addition, all proprietary information must be returned prior to leaving the Company.

Special confidentiality arrangements may be required for certain parties, including outside business associates, consultants, governmental agencies and trade associations, seeking access to confidential information. Employees should be mindful of the following:

●	e-mail messages and attachments containing material non-public information should be treated with discretion and recipients should be made aware of the need to exercise similar discretion;

●	documents and other materials related to non-public matters should be appropriately safeguarded;

●	controls for the reception and oversight of visitors to sensitive areas must be adhered to;

●	sensitive business conversations, whether in person or on the telephone, should be avoided in elevators and other public places; and

●	care should be taken when using cell phone devices, laptop computers, and similar devices in public places.

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VI.	Ethical and Respectful Workplace

The Company prohibits harassment, discrimination and retaliation whether engaged in by Employees or by someone not directly connected to the Company (e.g., an outside vendor or consultant). Conduct prohibited by this Article VI is unacceptable in the workplace and in any work-related setting outside the workplace, such as during business trips, business meetings and business related social events.

a.	Equal Employment Opportunity

It is the policy of the Company to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, age, sexual orientation, gender, marital status, disability or any other characteristic protected by applicable Federal, state, or local law. The Company’s employment practices and decisions adhere to the principles of non-discrimination and equal employment opportunity. All personnel involved in hiring, promotion, transfers, compensation, benefits, termination and all other terms and conditions of employment are made aware of their responsibilities in support of these corporate goals.

b.	Non-Discrimination Policy

The Company is committed to a work environment in which all individuals are treated with respect and dignity. Each Employee has the right to work in a professional atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be free of bias, prejudice and harassment.

c.	Anti-Harassment Policy

The Company is committed to maintaining a work environment that is free of discrimination. In keeping with this commitment, the Company will not tolerate unlawful harassment of Employees by anyone, including any supervisor, co-worker or third party. Harassment consists of unwelcome conduct, whether verbal, physical or visual, that is based on a person’s race, color, national origin, religion, age, sexual orientation, gender, marital status, disability or other protected characteristic, that (1) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (2) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (3) otherwise adversely affects an individual’s employment opportunities. Harassment will not be tolerated.

Harassment may include derogatory remarks, epithets, offensive jokes, intimidating or hostile acts, the display of offensive printed, visual or electronic material, or offensive physical actions. Sexual harassment deserves special mention. Unwelcome sexual advances, requests for sexual favors, or other physical, verbal or visual conduct based on sex constitutes harassment when (1) submission to the conduct is required as a term or condition of employment or is the basis for employment action, or (2) the conduct unreasonably interferes with an individual’s work performance or creates an intimidating, hostile or offensive workplace. Sexual harassment may include propositions, innuendo, suggestive comments or unwelcome physical contact.

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d.	Retaliation

The Company prohibits retaliation against any individual who reports discrimination or harassment or participates in an investigation of such reports. Retaliation against an Employee for reporting discrimination or harassment or for participating in an investigation of a claim of harassment or discrimination is a serious violation of this policy and, like harassment or discrimination itself, will be subject to disciplinary action.

e.	Reporting an Incident of Harassment, Discrimination or Retaliation

The Company strongly urges the timely reporting of all incidents of harassment, discrimination or retaliation regardless of the offender’s identity or position. Individuals should file their complaints with a member of senior management before the conduct becomes severe or pervasive. To the fullest extent practicable, the Company will maintain the confidentiality of those involved, consistent with the need to investigate alleged harassment and take appropriate action. Misconduct constituting harassment, discrimination or retaliation will be dealt with promptly and appropriately.

Employees who have experienced conduct they believe is contrary to this policy have an obligation to take advantage of this complaint procedure.

VII.	Interacting with Government

a.	Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, which may be provided to government officials and government employees. Employees are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the Chief Executive Officer or the General Counsel.

b.	Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Chief Executive Officer or the General Counsel.

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Employees' work time may be considered the equivalent of a contribution by the Company. Therefore, Employees will not be paid by the Company for any time spent running for public office, serving as an elected official or campaigning for a political candidate. The Company will not compensate or reimburse Employees, in any form, for a political contribution that Employees intend to make or have made.

c.	Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

In order for the Company to comply with lobbying laws, Employees must notify the Chief Executive Officer or the General Counsel before engaging in any activity on behalf of the Company that might be considered "lobbying" as described above.

d.	Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the laws of many other countries prohibit the Company and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give "anything of value." Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. Employees may not avoid liability by "turning a blind eye" when circumstances indicate a potential violation of the FCPA. Further information is provided in the FCPA Policy.

VIII.	Reporting Concerns

This policy requires Employees to report any breaches of law, rules, regulations, this Code, any Company policy, including but not limited to the Company’s Insider Trading Policy, FCPA Policy and Whistleblower Policy, or the Company’s ethical standards, without fear of retaliation.

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In addition, violations of applicable Federal securities laws, whether actual, known, apparent or suspected, should be reported promptly to the Chief Executive Officer or the General Counsel, a member of the Audit Committee or any other person the Company may designate. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and an Employee acting on his own may compromise the integrity of an investigation and adversely affect both Employees and the Company.

Any reports of violations will be treated confidentially to the extent permitted by law and reasonably possible, and investigated promptly and appropriately. Any such reports may also be submitted anonymously. Employees are encouraged to consult the Chief Executive Officer or the General Counsel with respect to any transaction that may violate this Code and to refrain from any action or transaction that might lead to the appearance of a violation. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. Further information is provided in the Company’s Whistleblower Policy.

IX.	Violations of this Code

Violations of this Code and other policies and procedures of the Company could subject the Employee to disciplinary action, including termination of employment. If the violation of this Code also constitutes a violation of law or regulations, the violator may be subject to legal penalties, including the loss of any professional license, fines and other penalties.

X.	Waivers of this Code

Any waiver of any provision of this Code for executive officers or directors of the Company may only be made by the Nominating and Corporate Governance Committee of the Board of Directors and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

XI.	Amendments and Modifications

The Nominating and Corporate Governance Committee with the Chief Executive Officer and General Counsel will periodically review the adequacy of this Code and the effectiveness of its implementation and shall make amendments or modifications as necessary. All material amendments and modifications shall be subject to the final approval of the Company's management and its Board of Directors as necessary.

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